                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-71052

                          PROSPECTUS SUPPLEMENT NO. 7
                     (To Prospectus Dated January 15, 2002)

                               32,463,100 SHARES

                                  [SAXON LOGO]

                              SAXON CAPITAL, INC.
                                  COMMON STOCK

                                ----------------

This prospectus supplement relates to resales by selling stockholders of 32,463,100 shares of our common stock that are held by some of our current stockholders.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated January 15, 2002, including any amendments or supplements thereto.

             SEE RISK FACTORS BEGINNING ON PAGE 8 OF THE PROSPECTUS
                   TO READ ABOUT FACTORS YOU SHOULD CONSIDER
                         BEFORE BUYING OUR COMMON STOCK

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
    PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

The information contained in this prospectus supplement No. 7 reflects disclosures contained in a press release issued by us dated Febraury 7, 2002 regarding additional information related to the fourth quarter and year end 2001, which provided facts that are in addition to the information set forth in the prospectus dated January 15, 2002.

          The date of this prospectus supplement is February 7, 2002.

                                                                    NEWS RELEASE

                                CONTACTS:
                                Investors                           Media
                                Bobbi J. Roberts                    Chryssa Zizos
                                Saxon Capital, Inc.                 Live Wire Media Relations, LLC
                                804.967.7879                        703.519.1600 Ext 101
         [SAXON LOGO]           robertsb@saxonmtg.com               czizos@livewiredc.com

FOR IMMEDIATE RELEASE

     SAXON RELEASES ADDITIONAL FOURTH QUARTER AND YEAR END 2001 OPERATIONAL
                                  INFORMATION

GLEN ALLEN, VA. (February 7, 2002)--Saxon Capital, Inc. "Saxon" (NASDAQ: SAXN), a residential mortgage lender, is pleased to provide additional information related to the fourth quarter and year-end 2001. The additional information includes the following:

    - Delinquencies on a static pool basis for the total portfolio and each credit grade is in-line with expectations and the new on-balance sheet portfolio is performing as expected.

    - Loan losses on a static pool basis are performing as anticipated with 1998 loan loss performance as the benchmark for the company's current credit grade mix.

    - Saxon has a loss severity of 34% on all loans liquidated since 1996 which compares favorably to the industry average of 43% as measured in the October 2001 Market Tabs report issued by Credit Suisse First Boston.

    - Saxon's performance with respect to state foreclosure timelines compares favorably to Freddie Mac Guidelines for allowable time to complete a foreclosure.

    Saxon has also established its long-term profitability performance targets to exceed a 20% return on equity and a 10-15% growth in production and mortgage loan portfolio. In addition, long-term capitalization goals are approximately 6% equity to assets.

FOURTH QUARTER 2001 LOAN PRODUCTION TRENDS

    The following table sets forth the percentage of loan production, by state, during the fourth quarter of 2001.

GEOGRAPHIC DISTRIBUTION

California..................................................     20%
Georgia.....................................................      7%
Florida.....................................................      6%
Virginia....................................................      6%
New York....................................................      4%
Michigan....................................................      4%
Minnesota...................................................      4%
Ohio........................................................      3%
New Jersey..................................................      3%
Texas.......................................................      3%
Other.......................................................     40%

    The following table sets forth information about Saxon's loan production for its three loan documentation programs for the fourth quarter of 2001.

DOCUMENTATION TYPE

Full........................................................   77.98%
Limited.....................................................    5.18%
Stated Income...............................................   16.85%

CREDIT MIX MIGRATION FOR TOTAL COMPANY ORIGINATIONS

    The following table sets forth information about Saxon's loan production by borrower risk classification for the years ended December 31, 2001, 2000, 1999, 1998, 1997, and 1996.

CREDIT GRADE MIX                   2001          2000          1999          1998          1997          1996
----------------                 --------      --------      --------      --------      --------      --------
A+.........................       17.94%         6.61%         5.51%         3.90%         4.82%        22.71%
A..........................       18.48%        11.19%        14.57%        24.56%        18.42%        36.77%
A-.........................       35.65%        40.93%        44.47%        43.25%        50.58%        31.42%
B..........................       16.60%        23.06%        19.85%        16.15%        14.50%         6.14%
C..........................        9.36%        14.43%        12.91%         9.47%         8.87%         2.31%
D..........................        1.97%         3.78%         2.67%         2.67%         2.82%         0.65%

WHOLESALE LOAN PRODUCTION TRENDS

    The following table sets forth the percentage of wholesale loan production for the fourth quarter of 2001 by borrower risk classification.

CREDIT GRADE MIX

A+..........................................................     15%
A...........................................................     19%
A-..........................................................     41%
B...........................................................     16%
C...........................................................      8%
D...........................................................      1%

    The following table sets forth the percentage of wholesale loan production, by state, during the fourth quarter of 2001.

GEOGRAPHIC DISTRIBUTION

California..................................................     18%
Georgia.....................................................     10%
Ohio........................................................      6%
Florida.....................................................      6%
Michigan....................................................      5%
Virginia....................................................      4%
New York....................................................      4%
Pennsylvania................................................      4%
Illinois....................................................      3%
Colorado....................................................      1%
New York....................................................      1%
Other.......................................................     42%

RETAIL LOAN PRODUCTION TRENDS

    The following table sets forth the percentage of retail loan production for the fourth quarter of 2001 by borrower risk classification.

CREDIT GRADE MIX

A+..........................................................     32%
A...........................................................     33%
A-..........................................................     24%
B...........................................................      8%
C...........................................................      3%
D...........................................................      0%

    The following table sets forth the percentage of retail loan production, by state, during the fourth quarter of 2001.

GEOGRAPHIC DISTRIBUTION

California..................................................     13%
Virginia....................................................      8%
New York....................................................      7%
Florida.....................................................      5%
Georgia.....................................................      4%
Colorado....................................................      4%
Pennsylvania................................................      3%
Michigan....................................................      2%
Illinois....................................................      1%
Ohio........................................................      1%
Other.......................................................     52%

CORRESPONDENT LOAN PRODUCTION TRENDS

    The following table sets forth the percentage of correspondent loan production for the fourth quarter of 2001 by borrower risk classification.

CREDIT GRADE MIX

A+..........................................................     14%
A...........................................................     11%
A-..........................................................     37%
B...........................................................     21%
C...........................................................     14%
D...........................................................      3%

    The following table sets forth the percentage of correspondent loan production, by state, during the fourth quarter of 2001.

GEOGRAPHIC DISTRIBUTION

California..................................................     33%
Illinois....................................................      5%
Colorado....................................................      5%
Florida.....................................................      5%
Michigan....................................................      4%
New York....................................................      4%
Ohio........................................................      4%
Pennsylvania................................................      3%
Georgia.....................................................      2%
Virginia....................................................      2%
Other.......................................................     33%

SERVICING

    Saxon's loan servicing portfolio as of December 31, 2001 is summarized below:

                                                              PRINCIPAL BALANCE
                                                              -----------------
Dominion Capital, Inc. Portfolio............................   $4,065,000,000
Saxon Capital, Inc Portfolio................................    1,671,000,000
Other Third Party Servicing Portfolio.......................      796,000,000

ABOUT SAXON CAPITAL

    Saxon is a residential mortgage lender that through its affiliates originates, purchases, securitizes and services non-conforming mortgages and home equity loans. The Company is headquartered in Glen Allen, Virginia and has additional facilities in Forth Worth, Texas and Foothill Ranch, California. Saxon's operating subsidiaries--Saxon Mortgage, Inc., America's
MoneyLine, Inc., and Meritech Mortgage Services, Inc.--process loans through retail, wholesale, and correspondent business channels. The Company originates and purchases loans in 49 states through its network of approximately 3,000 brokers, 375 correspondents and 17 retail branches. Saxon currently services a mortgage loan portfolio of approximately $6.3 billion. For more information, visit www.saxoncapitalinc.com.

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

    STATEMENTS IN THIS NEWS RELEASE CONTAINING WORDS SUCH AS "BELIEVES," "ANTICIPATES," "INTENDS," "EXPECTS," AND OTHER SIMILAR WORDS, ARE "FORWARD-LOOKING STATEMENTS" AND ARE BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS THAT ARE SUBJECT TO RISKS AND UNCERTAINTY. OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY DUE TO A NUMBER OF FACTORS, SUCH AS CHANGES IN OVERALL ECONOMIC CONDITIONS AND INTEREST RATES, CHANGES IN CAPITAL MARKET AND COMPETITIVE CONDITIONS APPLICABLE TO OUR INDUSTRY, CHANGES IN THE APPLICABLE LEGAL AND REGULATORY ENVIRONMENT, AND THE CONTINUED SUCCESS OF MANAGEMENT'S STRATEGY. YOU SHOULD ALSO BE AWARE THAT ALL INFORMATION IN THIS NEWS RELEASE IS AS OF THE FEBRUARY 7, 2002 OR AS OF THE DATE INDICATED. WE UNDERTAKE NO DUTY TO UPDATE ANY FORWARD-LOOKING STATEMENT TO CONFORM THE STATEMENT TO ACTUAL RESULTS OR CHANGES IN THE COMPANY'S EXPECTATIONS.